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                                                                    Exhibit 2.01

                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                               ANSOFT CORPORATION

                                      AND

                     DR. ULRICH L. ROHDE AND DR. META ROHDE

                              DATED APRIL 9, 1997


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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made as of April 9, 1997, by and among Ansoft Corporation, a Delaware corporation (the "Buyer" or "Ansoft"), and Dr. Ulrich L. Rohde, an individual, and Dr. Meta Rohde, an individual (collectively the "Sellers").

                                    RECITALS

                  WHEREAS, Sellers own all of the issued and outstanding shares of common stock, par value $.01 (the "Shares), of Compact Software, Inc., a Delaware corporation (the "Company");

                  WHEREAS, Sellers desire to sell the Shares and Buyer desires to purchase the Shares on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sellers, jointly and severally, and the Buyer covenant, represent, warrant, stipulate and agree as follows:

1. SALE AND TRANSFER OF SHARES; CLOSING

         1.1 SALE AND PURCHASE OF THE SHARES.

         Subject to the terms and conditions of this Agreement, Sellers hereby sell, assign, transfer and deliver to Buyer, and Buyer purchases and accepts from Sellers, effective as of the date hereof, the Shares, in the manner and for the consideration set forth in Article II hereof.

         1.2 CONSIDERATION.

            (a) Contemporaneously with the execution of this Agreement, Sellers have delivered to Buyer good and sufficient certificates for the Shares, duly assigned in blank, with any required transfer stamps or taxes paid and affixed thereto and have caused the entire right, title and interest in and to the Shares to be transferred of record to Buyer, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge, lien or encumbrance of any kind or nature whatsoever; and in consideration thereof Buyer has contemporaneously paid and delivered, to Sellers as the aggregate purchase price for the Shares, payable (i) by wire transfer, an aggregate of $3,000,000.00, and (ii) in certificates representing an aggregate of 1,272,728 shares of the Common Stock, par value $.01 per share, of Buyer (the "Ansoft Shares") (clauses (i) and (ii) together with the payments under Sections 1.2(b) and (d), the "Purchase Price"), as allocated on
         Schedule 1.2, attached hereto and made part hereof.


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            (b) Ten (10) days after the receipt by the Company of full payment of the Company's invoice in regard to the MAFET Milestone 6 payment, Buyer shall pay to Sellers by wire transfer, an amount equal to $311,413.00.

            (c) Subject to Sellers' indemnification obligations pursuant to this Agreement, Buyer shall fund the liabilities of the Company as they appear on the Balance Sheet and the ordinary expenses of the Company for at least one year following the Closing.

            (d) With respect to Buyer's acquisition of the Shares hereunder, the Sellers and Buyer hereby covenant and agree with each other that they will join in making an election under Section 338(h)(10) of the IRC, and any applicable analogous provision of state or local law (the "Section 338(h)(10) Election"). The Sellers shall cooperate with Buyer to enable the Buyer to prepare and file all Section 338 forms and shall execute and deliver to the Buyer such documents as are required by the IRC (and any analogous provision of state or local law) or otherwise reasonably requested to properly complete the Section 338(h)(10) Election with any attendant cost or expense of Sellers to be borne by Buyer. Sellers and Buyer shall cooperate in the preparation of a joint schedule allocating the Purchase Price among the assets of the Company within ninety (90) days after the date hereof. Sellers and Buyer each agree to file all requisite local, state and federal forms in accordance with said schedule. Buyer shall pay to Sellers within thirty (30) days after notice from the Sellers of the amount of the Additional Tax Cost (as defined), and presentation of the method and manner of their calculation thereof, the amount of the Additional Tax Cost. For purposes of this Section 1.2(d), "Additional Tax Cost" shall mean an amount determined in such a way as to result in Sellers having an after-tax amount equal to the excess of (i) Sellers' federal, state and local income tax liability resulting from a sale of the Shares pursuant to the Section 338(h)(10) Election, over (ii) Sellers' federal, state and local income tax liability that would result from a sale of the Shares assuming that no
         Section 338(h)(10 Election is made.

         1.3 CLOSING.

         The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of the Company at 201 McLean Blvd., Paterson, New Jersey 07504, at 10:00 a.m. (local time) on the later of (i) April 9, 1997 or (ii) at such other time and place as the parties may agree (the "Closing Date"). Failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

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2. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers, jointly and severally, represent and warrant to Buyer as follows:

         2.1 ORGANIZATION AND GOOD STANDING

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and any ancillary agreements hereto, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. True and correct copies of the Company's Articles of Incorporation and By-Laws (the "Organizational Documents") have been delivered to Buyer. The Company is qualified to conduct business and is in good standing under the laws of the State of New Jersey. The Company has no direct or indirect subsidiaries.

         2.2 AUTHORIZATION OF AGREEMENT AND ENFORCEABILITY

            (a) This Agreement constitutes the legal, valid and binding obligation of the Sellers, enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law). Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and any ancillary agreements hereto (the "Sellers' Closing Documents") and to perform their obligations under this Agreement and the Sellers' Closing Documents.

            (b) Except as set forth on Schedule 2.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A)
            any provision of the Organizational Documents of the Company, or
            (B) any resolution adopted by the board of directors or the stockholders of the Company;

               (ii) contravene, conflict with, or result in a violation of, or give any governmental body or other Person (as herein defined) the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke,

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            withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

               (iv) cause the Company to become subject to, or to become liable for the payment of, any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee ("Tax");

               (v) cause any of the assets owned by the Company to be
            reassessed or revalued by any taxing authority or other governmental body;

               (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body ("Person") the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract (as herein defined); or

               (vii) result in the imposition or creation of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership ("Encumbrance") upon or with respect to any of the assets owned or used by the Company.

         Except as set forth in Schedule 2.2, neither the Sellers nor the Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

         2.3 CAPITALIZATION

         The authorized capital of the Company consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Dr. Ulrich Rohde owns 810 of the Shares and Dr. Meta Rohde owns 190 of the Shares. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities of the Company are owned of record and

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beneficially by the Company, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law (the "Securities Act"). The Company does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         2.4 FINANCIAL STATEMENTS

         Sellers have delivered to Buyer unaudited balance sheet of the Company as at December 31 in each of the years 1995 through 1996, and the related unaudited statements of income and changes in stockholders' equity for each of the fiscal years then ended. Except as set forth on Schedule 2.4, such financial statements fairly present the financial condition and the results of operations and changes in stockholders' equity of the Company as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 2.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required to be included in the consolidated financial statements of the Company.

         2.5 BOOKS AND RECORDS

         The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held, and all corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

         2.6 TITLE TO PROPERTIES; ENCUMBRANCES

         Schedule 2.6 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by the Company since December 31, 1996, the date of the unaudited balance sheet of the Company as of December 31, 1996 (the "Balance Sheet") (except for personal property acquired and sold since the date of the

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Balance Sheet in the ordinary course of business and consistent with past practice) are listed on Schedule 2.6 hereto. Except as provided on Schedule 2.6, all material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature which materially affect the current use of such real property. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         2.7 CONDITION AND SUFFICIENCY OF ASSETS

         The leased buildings, plants, structures, and owned and leased equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants and structures of the Company are sufficient for the continued conduct of the Company' business for the 120-day period referred to in Section 7.2 of this Agreement after the Closing in substantially the same manner as conducted prior to the Closing, and the equipment of the Company is sufficient for the continued conduct of the Company' business after the Closing in substantially the same manner as conducted prior to the Closing.

         2.8 ACCOUNTS RECEIVABLE

         All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, except as set forth on Schedule 2.8, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Except as set forth in Schedule 2.8, subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of setoff, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.8 sets forth a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

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         2.9 NO UNDISCLOSED LIABILITIES

         Except as set forth on Schedule 2.9 hereto, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet, (ii) current liabilities incurred in the ordinary course of business since the respective dates thereof and (iii) immaterial liabilities which total in the aggregate no more than $50,000.

         2.10 TAXES

            (a) The Company has filed or caused to be filed on a timely basis since 1993 all tax returns that are or were required to be filed by the Company as a result of the Company's business, pursuant to applicable legal requirements, and each such tax return is complete and accurate in all material respects. Sellers have delivered to Buyer copies of all such tax returns filed since 1993. The Company has paid, or made provision for the payment of, all taxes, including any penalty or interest thereon, that have or may have become due and owing by the Company pursuant to those tax returns or otherwise, or pursuant to any assessment received by the Company, except such taxes, if any, as are listed on Schedule 2.10 hereto are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet.

            (b) The United States federal and state tax returns of the Company subject to such Taxes have been audited by the United States Internal Revenue Service or any successor agency (the "IRS") or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1992. Schedule 2.10(b) contains a complete and accurate list of all audits of all such tax returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
         Schedule 2.10(b), are being contested in good faith by appropriate proceedings. Schedule 2.10(b) describes all adjustments to the United States federal or state tax returns filed by the Company for all taxable years since 1993, and the resulting deficiencies proposed by the IRS or relevant state authority. Except as described in Schedule 2.10(b), the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of the Company or for which the Company may be liable.

            (c) The charges, accruals, and reserves with respect to taxes on the respective books of the Company are adequate and are at least equal to the Company's liability for taxes, including any penalty or interest thereon. There exists no proposed claim or assessment for any taxes against the Company except as disclosed in the Balance Sheet or in Schedule 2.10(c). No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by legal requirements to

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         withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

            (d) The Company, since its acquisition by Sellers, has been a qualified "S Corporation" as that term is defined in the IRC. As the context requires hereunder, the term "taxes" and "returns" refer only to those taxes and returns (including information returns) required to be filed, paid, accrued or reserved by the Company. Sellers shall prepare or cause to be prepared all tax returns of the Company for all tax periods ending on or before the Closing Date, shall submit such returns (other than income tax returns) to Buyer for Buyer's review prior to the filing of such returns by the Sellers, and shall provide copies to Buyer of all such returns after the filing thereof by the Sellers. In accordance with the Section 338(h)(10) Election, Company's final "S Corporation" return shall report any gain or loss from the deemed sale under Section 338.

         2.11 NO MATERIAL ADVERSE CHANGE

         To Sellers' knowledge, except as set forth on Schedule 2.11, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         2.12 EMPLOYEE BENEFITS

         Except as set forth in Schedule 2.12, the Company is not and has never been a party to or obligated to contribute to any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (or "Employee Benefit Plan"), guaranteed annual income plan, fund or arrangement, or any incentive, bonus, profit-sharing, deferred compensation, stock option or purchase plan, agreement or arrangement, or any employment or consulting agreement in effect on the date hereof, or any collective bargaining agreement, or any other agreement, plan or arrangement similar to, or in the nature of the foregoing, oral or written. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company to become obligated to contribute to any such plan, or under any such agreement or arrangement, except for such plans as may be described on
Schedule 2.12. The Company has the right to terminate any Company sponsored Employee Benefit Plans as of the Closing Date on a prospective basis.

         2.13 COMPLIANCE WITH LAWS

            (a) The Company has at all times conducted, and is presently conducting, the business of the Company so as to comply with all laws, statutes, ordinances, rules and regulations applicable to the conduct or operation of the business of the Company, except where such non-compliance has not or will not result in a material adverse effect upon the Company or its assets.

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            (b) Schedule 2.13 contains a complete and accurate list of each governmental authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each governmental authorization listed or required to be listed on Schedule 2.13 is valid and in full force and effect. The governmental authorizations listed on Schedule 2.13 hereto constitute all of the governmental authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and its assets in the manner in which it currently owns and uses such assets, except where such failure to obtain governmental authorizations has not or will not result in a material adverse effect upon the Company or its assets.

            (c) All applications required to have been filed for the renewal of the governmental authorizations listed or required to be listed on
         Schedule 2.13 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such governmental authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         2.14 LEGAL PROCEEDINGS

              Except as set forth in Schedule 2.14 hereto, there are no lawsuits, claims, actions, suits, proceedings, or investigations pending, or to Sellers' knowledge, threatened against or affecting the Company or any Seller, nor are there any lawsuits, claims, actions, suits, proceedings or investigations pending in which the Company or any Seller is a plaintiff or claimant, that relate to the Shares, assets or business and involve the possibility of any judgment, order, award or other decision that might impair the quality of title to the Shares, or might adversely affect the normal operation of the business, or might result in liability for damages or might otherwise adversely affect the Company's right, title or interest in the assets, the business, or Sellers' right, title or interest in the Shares.

         2.15 ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth on Schedule 2.15, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

            (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (b) amendment to the Organizational Documents of the Company;

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            (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

            (d) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

            (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

            (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

            (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets (as herein defined);

            (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

            (i) material change in the accounting methods used by the Company;
         or

            (j) agreement, whether oral or written, by the Company to do any of the foregoing.

         2.16 CONTRACTS; NO DEFAULTS

            (a) Schedule 2.16(a) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

               (i) each contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound ("Applicable Contract"), that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000;

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               (ii) each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $50,000;

               (iii) each lease, rental or occupancy agreement, license,
            installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

               (iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

               (v) each joint venture, partnership, and other Applicable
            Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

               (vi) each Applicable Contract, including distributor agreements, providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (vii) each power of attorney that is currently effective and outstanding;

               (viii) each Applicable Contract for capital expenditures in excess of $50,000;

               (ix) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

               (x) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         Schedule 2.16(a) sets forth reasonably complete details concerning such contracts, including the parties to the contracts and the amount of the remaining commitment of the Company under the contracts.

         (b) Except as disclosed on Schedule 2.16, (i) each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule 2.16, to the Sellers' knowledge, is valid and enforceable in accordance with its terms, the Company and, to Sellers' knowledge, the other parties thereto, are in compliance with the provisions

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thereof, the Company and, to Sellers' knowledge, the other parties thereto are not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default by the Company, or to Sellers' knowledge, such other parties thereunder; (ii) no such agreement, contract, commitment, lease or other instrument, document or undertaking, in the reasonable opinion of Sellers, contains a contractual requirement with which there is a reasonable likelihood that the Company or any other party thereto will be unable to comply; (iii) other than for maintenance and use of the products as indicated on Schedule 2.16, no advance payments have been received by the Company by or on behalf of any party to any of the agreements, contracts, commitments, leases and other instruments listed on Schedule 2.16 for services to be rendered or products to be delivered to such party after the Closing Date; and (iv) no consent or approval of any party to any agreement, contract, commitment, lease or other instrument, document, or undertaking listed on Schedule 2.16 is required for the execution of this Agreement or the consummation of the transactions contemplated hereby. The customer agreements listed on Schedule
2.16 represent all of the currently operative customer agreements to which the Company is a party which relate to the sale of products by the Company except any operative customer agreement that involves receipts by the Company or contemplates future receipts by the Company of $50,000 or less.

         2.17 INSURANCE

         Schedule 2.17 sets forth a true and correct listing of all policies of insurance and all surety and other bonds to which the Company now is a party. All of such policies and bonds are valid and in full force and effect at the present time, and no claim has been made, or notice given to cancel or avoid any of said policies or bonds or to reduce the coverage provided thereby.

         2.18 ENVIRONMENTAL MATTERS

            (a) As used herein, the following terms shall have the meaning ascribed to them hereby:

            "Environmental Law" shall mean any federal (including but not limited to the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.), state or local statute, ordinance, rule or regulation any judicial or administrative order or judgment (whether or not by consent), any common law doctrine and any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Regulated Substance or

         (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance.

            "Regulated Substance" shall mean petroleum, petroleum hydrocarbons or petroleum products and any other chemical, material, substance or waste that is identified (by listing or characteristic) and regulated (or the clean-up of which can be required) by any federal, state or local statute, ordinance, rule or regulation intended to protect the environment or the public health or welfare, including but not limited to the statutes, ordinances, rules or regulations relating to clean air, clean water, hazardous and solid waste disposal, safe drinking water, endangered species, occupational safety and health, oil spill prevention, groundwater protection, and toxic substances control.

            (b) To Sellers' knowledge, the Company has not received any notice alleging any violation by it or any of its predecessors of any Environmental Law or any written request for information from any governmental agency or other person pursuant to any Environmental Law, and the Company is in compliance with all applicable Environmental Laws;

            (c) To Sellers' knowledge, there are no Regulated Substances released by the Company, or any other person on or beneath the leased real property described on Schedule 2.18, or on any owned or leased property formerly inhabited by the Company or its predecessors, in quantities or concentrations that could give rise to obligations, responsibilities or liabilities of the Company or Buyer under any Environmental Law;

            (d) The Company has not received any notice or order from any governmental agency or private or public entity advising it that the Company is responsible for or potentially responsible for remediation or paying for the cost of investigation or remediation of any Regulated Substance, and the Company has not entered into any agreements pertaining thereto;

            (e) To the Sellers' knowledge, the leased real property included among the assets of the Company does not contain any: (i) underground storage tanks; (ii) underground injection wells; (iii) septic tanks in which process wastewater or any Regulated Substances have been disposed; (iv) asbestos; (v) equipment using PCBs; or (vi) drums buried in the ground; and

            (f) There are no environmental studies, analyses or reports in the possession of the Sellers or the Company relating to property currently or formerly owned or leased by the Company or its predecessors.

         2.19 EMPLOYEES

            (a) Schedule 2.19 contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1997; vacation accrued through December 31, 1996; date of hire and length of service with the Company.

            (b) To Sellers' knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

         2.20 LABOR RELATIONS; COMPLIANCE

         Since January 1, 1995, the Company neither has been nor is a party to any collective bargaining or other labor contract. Except as set forth on
Schedule 2.20, since January 1, 1995, there has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any of the Company or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Since January 1, 1995, to Sellers' knowledge, the Company has complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To Sellers' knowledge, the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

         2.21 INTELLECTUAL PROPERTY

            (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

               (i) the name "Compact Software, Inc.", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

               (ii) all patents and patent applications (collectively,
            "Patents");

               (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

               (iv) all rights in mask works (collectively, "Rights in Mask
            Works"); and

               (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints, source code and all inventions and discoveries that may be patentable (collectively, "Trade Secrets");

         owned, used, or licensed by the Company as licensee or licensor.

            (b) Agreements--Schedule 2.21(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which and the Company is the licensee. There are no outstanding and, to Sellers' knowledge, no threatened disputes or disagreements with respect to any such agreement.

            (c) Know-How Necessary for the Business

               (i) The Intellectual Property Assets are all those necessary for the operation of the Company' businesses as they are currently conducted and all Marks, Patents and registered Copyrights comprising a part of the Intellectual Property Assets are set forth on Schedule 2.21(c). Except as indicated on Schedule 2.21(c), the Company owns, uses or holds a license with respect to all Intellectual Property Assets, free and clear of all liens, security interests and charges, and to the Sellers' knowledge, free and clear of all Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all such Intellectual Property Assets.

               (ii) Except as set forth on Schedule 2.21(c), all former and current employees of the Company have executed written contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

            (d) Patents

               (i) Schedule 2.21(d) contains a complete and accurate list and summary description of all Patents. Except as indicated on Schedule 2.21(d), the Company owns, uses or holds a license with respect to each of the Patents, free and clear of all liens, security interests and charges, and to the Sellers' knowledge, free and clear of all Encumbrances, entities, and other adverse claims, and has the right to use without payment to a third party all such Patents.

               (ii) To Sellers' knowledge, all of the issued Patents are
            currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' knowledge, there is no potentially interfering patent or patent application of any third party.

               (iv) To Sellers' knowledge, no Patent is infringed or has been challenged or threatened in any way. To Sellers' knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

               (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

            (e) Trademarks

               (i) Schedule 2.21(e) contains a complete and accurate list and summary description of all Marks. Except as indicated on Schedule 2.21(e), the Company owns, uses or holds a license with respect to each of the Marks, free and clear of all liens, security interests and charges, and to the Sellers' knowledge, free and clear of all Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all such Marks.

               (ii) To Sellers' knowledge, all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

               (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' knowledge, no such action is threatened with the respect to any of the Marks.

               (iv) To Sellers' knowledge, there is no potentially interfering trademark or trademark application of any third party.

               (v) To Sellers' knowledge, no Mark is infringed or has been challenged or threatened in any way. To Sellers' knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

               (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

            (f) Copyrights

               (i) Schedule 2.21(f) contains a complete and accurate list and summary description of all registered Copyrights. The Company is the owner of all right, title, and interest in and to each of the registered Copyrights, free and clear of all liens, security interests and charges, and to the Sellers' knowledge, free and clear of all Encumbrances, equities, and other adverse claims.

               (ii) To Sellers' knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Sellers' knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

               (iii) All works encompassed by the Copyrights have been marked with the proper copyright notice.

            (g) Trade Secrets

               (i) With respect to each Trade Secret that is documented (and including, in any event, all source code of the Company), the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (ii) Sellers and the Company have taken all reasonable
            precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

               (iii) To Sellers' knowledge, the Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To Sellers' knowledge, the Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         2.22 CERTAIN PAYMENTS

         Since January 1, 1995, to the Sellers' knowledge, the Company or director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has not directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any legal requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         2.23 DISCLOSURE

         No representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Any information listed on any Schedule to this Agreement shall be deemed to be supplemental to all other Schedules hereto.

         2.24 RELATIONSHIPS WITH RELATED PERSONS

         There are no contracts, agreements, purchase orders, commitments, leases, understandings or arrangements, including loan arrangements, between the Company and any of its officers, directors or shareholders, or any related or affiliated person, corporation or other entity, except as set forth on
Schedule 2.24 attached hereto and made part hereof, or as set forth and identified as such on any other Schedule hereto (a true and correct and complete copy of each such written document and a true and correct and complete written description of each such oral relationship having heretofore been delivered by Sellers to Buyer).

         2.25 BROKERS OR FINDERS

         Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         2.26 INVESTOR REPRESENTATIONS

            (a) Each Seller acknowledges receipt of the Ansoft Filings (as defined herein). Each Seller represents that he or she is (i) an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, or (ii) either individually or together with his representatives and advisors, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of acquisition of the Ansoft Shares and of making an informed investment decision with respect thereto, and understands all risks of holding the Ansoft Shares for an indefinite period of time.

            (b) Each Seller has carefully considered and has, to the extent such Seller believes such discussion necessary discussed with such Seller's professional legal, tax, accounting and financial advisors the suitability of an investment in the Ansoft Shares for such Seller's particular tax and financial situation and has determined that the Ansoft Shares are a suitable investment for such Seller.

            (c) Each Seller is aware that the Ansoft Shares are not registered under the Securities Act of 1933, as amended, or under any state securities laws; agrees that he or she will not transfer the Ansoft Shares without compliance with the registration and other provisions of all applicable securities laws and acknowledges that each certificate representing the Ansoft Shares which he or she receives will be marked with an appropriate legend to such effect; and represents and warrants to Ansoft that he or she is purchasing the Ansoft Shares solely for investment purposes, with no present intention to sell the Ansoft Shares.

            (d) Each Seller understands that he or she must bear the economic risk of the investment represented by the purchase of the Ansoft Shares for an indefinite period.

            (e) Each Seller represents and acknowledges to Ansoft that he or she either (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment contemplated by this Agreement, (ii) has been advised by someone who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment contemplated by this Agreement, or (iii) has a preexisting personal or business relationship with either Ansoft or one of its officers or directors. Each Seller has a high level of knowledge of the industry in which Ansoft operates by virtue of its ownership of the Company's Shares.

            (f) Each Seller agrees not to offer, sell, pledge, hypothecate, or otherwise dispose of the shares of the Ansoft Shares, unless such offer, sale, pledge, hypothecation or other disposition is (i) registered under the Securities Act, or (ii) in compliance with an opinion of counsel of the Sellers, delivered to Ansoft and reasonably acceptable to it, to the effect that such offer, sale, pledge, hypothecation or other disposition thereof does not violate the Securities Act. The certificate(s) representing the Ansoft Shares delivered hereunder pursuant to Section 1.2, shall bear the following legend:

               THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR

               INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, TO BE EVIDENCED BY AN OPINION OF COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

               THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.


3. REPRESENTATIONS AND WARRANTIES OF BUYER

         3.1 ORGANIZATION AND GOOD STANDING

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and the any ancillary agreements hereto, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. True and correct copies of Buyer's Certificate of Incorporation and By-Laws (the "Buyer's Organizational Documents") have been delivered to Sellers. Buyer is qualified to conduct business and is in good standing under the laws of each other jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified.

               3.2 AUTHORIZATION OF AGREEMENT AND ENFORCEABILITY

            (a) Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and any ancillary agreements hereto ("Buyer's Closing Documents"), the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law). Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

            (b) Except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A)
            any provision of the Buyer's Organizational Documents, or (B) any resolution adopted by the board of directors or the stockholders of the Buyer;

               (ii) contravene, conflict with, or result in a violation of, or give any governmental body or other Person (as herein defined) the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Buyer, or any of the assets owned or used by the Buyer, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Buyer or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer;

               (iv) cause the Buyer to become subject to, or to become liable for the payment of, any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such Tax;

               (v) cause any of the assets owned by the Buyer to be reassessed or revalued by any taxing authority or other governmental body;

               (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract (a) under which the Buyer has or may acquire any rights,
            (b) under which the Buyer has or may become subject to any obligation or liability, or (c) by which the Buyer or any of the assets owned or used by it is or may become bound that involves performance of services or delivery of goods or materials by the Buyer of an amount or value in excess of $50,000; or

               (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyer.

         Except as set forth in Schedule 3.2, Buyer is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

         3.3 CERTAIN PROCEEDINGS

         There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To Buyer's knowledge, no such proceeding has been threatened.

         3.4 BROKERS OR FINDERS

         Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         3.5 ANSOFT SHARES

            (a) Ansoft has delivered to each of Sellers its Annual Report on Form 10-K for its fiscal year ended April 30, 1996, its Annual Report to Shareholders containing the consolidated financial statements of Ansoft and its subsidiaries for the fiscal year ended April 30, 1996, accompanied by the reports thereon by KPMG Peat Marwick, independent public accountants, its proxy statement for the Annual Meeting of Shareholders of Ansoft, dated August 12, 1996, its Quarterly Form 10-Q for the fiscal quarter ended July 31, 1996, its Quarterly Form 10-Q for the fiscal quarter ended October 31, 1996, its Quarterly Form 10-Q for the fiscal quarter ended January 31, 1997, its Current Report on Form 8-K dated August 9, 1996, as amended by Form 8-K/A Amendment No. 1, dated October 8, 1996 (collectively, the "Ansoft Filings"). Since March 5, 1997, and except as specifically contemplated by this Agreement or as disclosed or reflected in the Ansoft Filings as filed with the Securities and Exchange Commission there have been no material adverse changes in the business, financial condition or prospects of Ansoft. The Form 10-K of Ansoft does not contain any untrue statement of a material fact or any omission to state a fact necessary to make any statement of fact contained therein not misleading in any material respect.

            (b) All Ansoft Shares to be issued in accordance with this Agreement will be, upon issuance, duly authorized, validly issued, fully paid and non-assessable.

         3.6 CAPITALIZATION

         The authorized capital of the Buyer consists of 10,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $.01 per shares, of which 7,714,859 shares of common stock and no shares of preferred stock are issued and outstanding immediately prior to the Closing.

         3.7 ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth on Schedule 3.7, since the date of the Balance Sheet, the Buyer has conducted its business only in the ordinary course of business and there has not been any:

            (a) change in the Buyer's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Buyer; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Buyer of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (b) amendment to the Organizational Documents of the Buyer;

            (c) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Buyer;

            (d) damage to or destruction or loss of any asset or property of the Buyer, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Buyer, taken as a whole;

            (e) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Buyer or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Buyer, including the sale, lease, or other disposition of any of the Intellectual Property Assets (as herein defined);

            (f) cancellation or waiver of any claims or rights with a value to the Buyer in excess of $50,000;

            (g) material change in the accounting methods used by the Buyer; or

            (h) agreement, whether oral or written, by the Buyer to do any of the foregoing.

4. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         4.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES

         All of Sellers' representations and warranties in this Agreement (considered collectively) and each of these representations and warranties (considered individually) shall have been accurate in all material respects as of the date of this Agreement.

         4.2 SELLERS' PERFORMANCE

            (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually) shall have been duly performed and complied with in all material respects.

            (b) Each document required to be delivered pursuant to this Section 4 shall have been delivered.

         4.3 REGISTRATION RIGHTS AGREEMENT

         Each Seller shall have executed and delivered the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A.

         4.4 CONSENTS

         Each of the consents identified on Schedule 2.2 and 2.16 shall have been obtained and must be in full force and effect, except as otherwise indicated on Schedule 2.2 or 2.16.

         4.5 DELIVERY OF DOCUMENTS BY SELLERS

         Each of the following documents shall have been delivered to Buyer:

            (a) a certificate signed by each Seller and dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that (1) the conditions set forth in Sections 4.1, 4.2, 4.3 and 4.4 above, inclusive, are satisfied as of such date, and (2) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to such date in connection with the transactions contemplated by this Agreement.

            (b) Sellers shall have delivered to Buyer certificates, in form and substance reasonably satisfactory to Purchaser, signed by the Secretary of the Company, dated the Closing Date, identifying the following documents to be delivered therewith: (A) the corporate minute books of the Company which, to the knowledge of the Secretary of the Company, shall contain minutes of all meetings (or consents to action in lieu thereof) of the directors and stockholders of the Company from January 1, 1993 to the Closing Date; (B) the corporate seal of the Company; (C) the Articles of Incorporation of the Company, certified as of not more than seven days before the Closing Date by the Secretary of the State of Delaware; (D) certified copy of the By-Laws of the Company as in effect on the Closing Date;
         (E) a long form certificate, dated as of not more than seven days before the Closing Date, as to the good standing of the Company, and a facsimile, dated the Closing Date, updating the long form certificate, both from the Secretary of the Delaware; (F) all stock certificate books and stock ledgers of the Company; and (G) such other documents or instruments as Buyer may reasonably request in writing not less than two days prior to the Closing Date to carry out the intent and purpose of this Agreement, and all such minute books, stock certificate books and other documents shall be complete, accurate and sufficient, and such delivery shall be to the reasonable satisfaction of Buyer and its counsel;

            (c) Sellers shall have delivered to Buyer the stock certificates representing the Shares;

            (d) Sellers shall have delivered to Buyer (A) a copy of the text of the director resolutions by which the corporate action on the part of the Company necessary to approve this Agreement was taken, certified by the Secretary of the Company; and (B) an incumbency certificate signed by an officer of the Company certifying the signature and office of each officer or director of the Company executing any agreement, certificate or other instrument executed pursuant to this Agreement; and

            (e) The officers and directors of the Company shall have delivered their resignations to the Company, effective as of the Closing, and the Company shall have presented them to the Buyer at Closing.

         4.6 NO PROCEEDINGS

         No action or proceeding shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof; and that all required consents and approvals for the consummation of such transactions shall have been secured

         4.7 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

         There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

5. CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         5.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES

         All of Buyer's representations and warranties in this Agreement (considered collectively) and each of these representations and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement.

         5.2 BUYER'S PERFORMANCE

            (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually) must have been performed and complied with in all material respects.

            (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 5.4 and must have paid the Purchase Price to Sellers as set forth herein.

         5.3 CONSENTS

         All consents required to be obtained by Buyer in order to consummate the transactions contemplated hereby shall have been obtained and must be in full force and effect.

         5.4 DELIVERY OF DOCUMENTS BY BUYER

         Buyer must have caused to be delivered to Sellers:

            (a) a certificate signed by Buyer and dated the Closing Date, in form and substance reasonably satisfactory to Sellers, certifying that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 above, inclusive, are satisfied as of such date.

            (b) certificates, in form and substance reasonably satisfactory to Sellers, signed by the Secretary of the Buyer, dated the Closing Date, identifying the following documents to be delivered therewith: (A) the Articles of Incorporation of the Buyer, certified as of not more than seven days before the Closing Date by the Secretary of the State of Delaware; (B) certified copy of the By-Laws of the Buyer as in effect on the Closing Date; (C) a long form certificate, dated as of not more than seven days before the Closing Date, as to the good standing of the Buyer, and a facsimile, dated the Closing Date, updating the long form certificate, both from the Secretary of the State of Delaware; and (D) such other documents or instruments as Sellers may reasonably request in writing not less than two days prior to the Closing Date to carry out the intent and purpose of this Agreement, and all documents shall be complete, accurate and sufficient, and such delivery shall be to the reasonable satisfaction of Sellers and their counsel;

            (c) the stock certificates representing the Ansoft Shares;

            (d) a copy of the text of the director resolutions by which the corporate action on the part of the Buyer necessary to approve this Agreement was taken, certified by the Secretary of the Buyer; and an incumbency certificate signed by an officer of the Buyer certifying the signature and office of each officer or director of the Buyer executing this Agreement and any agreement, certificate or other instrument executed pursuant hereto.

         5.5 ELECTION AS DIRECTOR AND OFFICER

         Dr. Ulrich Rohde shall be elected to the Board of Directors of the Buyer, and shall be named as Executive Vice President of Buyer, without employment compensation therefor.

         5.6 NO PROCEEDINGS

         No action or proceeding shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof; and that all required consents and approvals for the consummation of such transactions shall have been secured.

6. INDEMNIFICATION; REMEDIES

         6.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

         All representations, warranties, covenants, and obligations in this Agreement, the Schedules hereto and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of eighteen
(18) months after the Closing Date, except for representations warranties regarding title to the Shares or the Ansoft Shares, or those contained in
Section 2.6 of this Agreement, which shall survive the Closing indefinitely. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

         6.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

            (a) Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney fees) or diminution of value, net of tax benefits to the Indemnified Person arising therefrom and insurance proceeds received by the Indemnified Person, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

               (i) any breach of any representation or warranty made by Sellers in this Agreement and the Schedules hereto, or any other certificate or document delivered by Sellers pursuant to this Agreement;

               (ii) any breach by either Seller of any covenant or obligation of such Seller in this Agreement;

               (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

            (b) Notwithstanding the foregoing, Sellers' obligation to indemnify the Indemnified Persons shall be limited to a maximum aggregate amount of Damages of $1,500,000, and such obligation shall terminate and be of no further force or effect with respect to any claims raised by the Indemnified Persons after eighteen (18) months following the Closing Date; provided, however, that with respect to a claim for Damages arising from a breach of any representation or warranty relating to title to the Shares, there shall be no limitation on Damages nor expiration of the period of time in which a claim may be raised, except as may be provided by law. Sellers shall have no liability for indemnification pursuant to this Section 6.2 until the total of all Damages equals or exceeds $150,000, and then for the aggregate amount of such Damages in excess of such $150,000 amount. The remedies provided in this Section 6.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         6.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

            (a) Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

               (i) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,

               (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or

               (iii) any inaccuracy in the calculation of the Additonal Tax
            Cost, which inaccuracy is determined as the result of any IRS or other governmental tax audit or review, discovery of any error of computation, or otherwise; or

               (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

            (b) Notwithstanding the foregoing, Buyer's obligation to indemnify the Sellers shall be limited to a maximum aggregate amount of Damages of $1,500,000, and such obligation shall terminate and be of no further force or effect with respect to any claims raised by the Sellers after eighteen (18) months following the Closing Date; provided, however, that with respect to a claim for Damages arising from a breach of any representation or warranty relating to title to the Ansoft Shares or under Section 6.3(a)(iii), there shall be no limitation on Damages nor expiration of the period of time in which a claim may be raised, except as may be provided by law. Buyer shall have no liability for indemnification pursuant to this Section 6.3 until the total of all Damages equals or exceeds $150,000, and then for the aggregate amount of such Damages in excess of such $150,000 amount. The remedies provided in this Section 6.3 will not be exclusive of or limit any other remedies that may be available to Sellers or the other Indemnified Persons.

         6.4 PROCEDURE FOR INDEMNIFICATION--THIRD-PARTY CLAIMS

            (a) Promptly after receipt by an indemnified party under Section
         6.2 or Section 6.3 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

            (b) If any proceeding referred to in Section 6.2(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
         Article 6 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent which shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

            (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

            (d) Sellers and Buyer hereby consent to the nonexclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         6.5 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

7. GENERAL PROVISIONS

         7.1 ACCESS TO BOOKS AND RECORDS

         Following the Closing, Buyer shall make available to Sellers, upon reasonable notice and during normal business hours, the books and records of the Company relating to periods prior to the Closing Date, and Sellers may inspect such records and make photocopies thereof for reasonable business purposes, including without limitation preparation of tax returns and response to tax audits and proceedings.

         7.2 LEASED PREMISES

         Following the Closing, Buyer and the Company shall use their best efforts to vacate the premises currently inhabited by the Company, notwithstanding the terms of the current lease, located at 201 McLean Boulevard, Paterson, NJ 07504, as soon as practicable but in any event within 120 days after the Closing Date.

         7.3 FURTHER SUPPORT

         So long as either or both of Sellers own a controlling interest in Synergy Microwave Corporation, or its legal successor or assign ("Synergy"), Company shall provide software support services to Synergy, which support services shall be provided pursuant to a Software Support Agreement in the form of Exhibit B attached hereto, in regard to certain software previously obtained by Synergy from the Company, and such Software Support Agreement shall be executed and delivered by Synergy and the Company prior to the Closing.

         7.4 BENEFIT PLANS

            (a) Except as provided in Section 7.4(c) with respect to medical coverage, on or before the Closing Date, the Sellers will cause the Company to terminate its participation in the Synergy Microwave Corporation 401 (k) Plan (the "Synergy DC Plan") and any welfare benefits plan sponsored by, contributed to or otherwise maintained by Synergy and that covers current employees of the Company as of the Closing Date ("Covered Employees") and their dependents. Following the Closing, Seller, Buyer, Synergy and the Company will cooperate in effecting a transfer of assets for Covered Employees in the Synergy DC Plan to the 401 (k) plan currently sponsored by Buyer (the "Buyer 401
         (k) Plan"). The transfer is contingent upon the following: (i) the assets transferred must be in cash equal to the accrued benefits under the Synergy DC Plan for the accounts of the Covered Employees; (ii) the Synergy DC Plan is qualified under Section 401(a) of the Code and permits the transfer; (iii) no charge will be assessed to the Company as a result of the transfer; and (iv) all necessary documents are executed and requirements met, including those to ensure the tax qualification of both the Synergy DC Plan and the Buyer 401 (k) Plan (the "Plans"), said documents and requirements to be satisfactory to Sellers, Buyer, the Plans and the Plans' respective service providers.

            (b) Sellers shall have no obligation or liability with respect to Covered Employees (and their dependents and qualified beneficiaries) as a result of actions taken by the Company or Buyer after the Closing, or under any employee plan or program established by the Company or Buyer for the benefit of Covered Employees after the Closing, and Sellers have no obligation or liability with respect to claims incurred or benefits accruing after the Closing under any such employee plan or program maintained by the Company or Buyer after the Closing. Buyer shall have no obligation or liability with respect to Covered Employees (and their dependents and qualified beneficiaries) as a result of actions taken by the Company, Synergy or Sellers prior to the Closing, or under any employee plan or program established by the Company, Synergy or Sellers for the benefit of Covered Employees prior to the Closing, and Buyer has no obligation or liability with respect to claims incurred or benefits accruing prior to the Closing under any such employee plan or program maintained by the Company, Synergy or Sellers prior to the Closing.

            (c) After the Closing, Buyer or the Company shall enroll Covered Employees and their dependents in Buyer's current medical plan, which provides for coverage effective May 1, 1997 with no prexisting condition limitation. Buyer shall reimburse the Sellers for medical coverage for the Covered Employees for the period from April 15 1997 to April 30, 1997, which amount is estimated to be $6,500.

         7.5 EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement, except for professional fees not in excess of $10,000. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         7.6 PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by legal requirements, prior to the Closing, Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication.

         7.7 NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers:                 Dr. Ulrich L. Rohde
                                  Dr. Meta Rohde
                                  52 Hillcrest Drive
                                  Upper Saddle River, NJ 07458
                                  Facsimile No.: (201) 825-7966

         with a copy to:          Walter, Conston, Alexander & Green, P.C.
                                  90 Park Avenue
                                  New York, NY 10016-1301
                                  Attention:  David Detjen, Esquire
                                  Facsimile No.: (212) 210-9444

         Buyer:                   Ansoft Corporation
                                  Four Station Square, Suite 660
                                  Pittsburgh, Pennsylvania 15219
                                  Attention:  Nicholas Csendes
                                  Facsimile No.: (412) 471-9427
         with a copy to:          Buchanan Ingersoll Professional Corporation
                                  301 Grant Street
                                  One Oxford Centre, 20th Floor
                                  Pittsburgh, PA 15219
                                  Attention: Ronald W. Schuler, Esq.
                                  Facsimile No.: (412) 562-1041

         7.8 ARBITRATION

            (a) Any controversy, dispute or claim arising out of or relating to this Agreement, or any modification, amendment or extension to this Agreement or to any collateral document, or any modification, amendment or extension thereto, or the breach thereof, including any claim to rescind or set aside any of the same (individually a "Claim" and collectively "Claims"), shall be settled by arbitration conducted in Pittsburgh, Pennsylvania in accordance with the provisions of this
         Section 7.8 and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect on the date the claim is brought. To the extent that any of the Commercial Arbitration Rules of the AAA conflict with the provisions of this Agreement, the provisions of this Agreement shall take precedence. The parties retain the right to seek and obtain interim relief pending receipt of an award in accordance with the terms of this Section for the purpose of maintaining and preserving the status quo as provided in subparagraph
         (b) below. The award rendered by the Arbitration Panel (as hereafter defined) shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing, a party hereto may join the other party hereto as Indemnitor to any third party claim pending in a court of record, to enforce its indemnity rights for such claim, without resorting to arbitration.

            (b) The parties hereto agree that notwithstanding and, in addition to, the rights and remedies available hereunder, each of the Buyer, on the one hand, and Sellers, on the other hand, reserves the right to seek and obtain temporary restraining orders or other emergency temporary or preliminary equitable injunctive relief from the courts of the Commonwealth of Pennsylvania situate in Allegheny County or the federal courts situated in the Western District of Pennsylvania, to preserve the status quo by enjoining or restraining a party hereto pending final and binding arbitration hereunder or to compel arbitration as provided herein, and the parties hereto acknowledge and agree to the right to seek such relief. The parties hereto expressly agree and acknowledge that seeking relief from the courts as provided in this Section shall not be deemed a waiver of any party's right to arbitrate nor shall the existence or exercise of such right be deemed to be an adequate remedy at law in connection therewith.

            (c) Claims shall be heard and decided, and awards rendered on such Claims by a panel of three (3) arbitrators (the "Arbitration Panel") appointed in accordance with the provisions hereof. The decision of a majority of the arbitrators comprising the Arbitration Panel shall govern on any matter and be the decision of the Arbitration Panel. In case of any question arising as to the interpretation of these arbitration provisions or the AAA Commercial Rules of Arbitration applicable to any arbitration effected hereunder, the decision of a majority of the members of the Arbitration Panel shall be accepted by the parties as final and conclusive, except that no decision or input of or notice to the Arbitration Panel shall be required in order for either of the parties to request and obtain the interim relief set forth in Section 7.8(b) hereof. In the event of the death or disability of any arbitrator pending final resolution of the Claim, a replacement arbitrator shall be chosen in the same manner as such arbitrator was originally chosen, within fifteen (15) days following notice of such death or disability.

            (d) If any party hereto has a Claim and desires to arbitrate such Claim, such party (the "Claimant") shall give written notice (the "Arbitration Notice") of the Claim and of its intention to arbitrate to the other party (the "Respondent") and simultaneously with the giving of the Arbitration Notice to the Respondent, the Claimant shall file, at the regional office of the AAA located in Pittsburgh, Pennsylvania (or, should such regional office no longer exist, at the regional office of the AAA located closest to Pittsburgh, Pennsylvania), (i) three (3) copies of the Arbitration Notice or demand for arbitration, (ii) three (3) copies of this Section 7.8 of this Agreement, and (iii) the appropriate administrative fee as provided in the Administrative Fee Schedule of the AAA. The Arbitration Notice shall contain a brief statement setting forth the nature of the dispute, the amounts involved, if any, and the remedy sought and shall designate one arbitrator chosen by the Claimant who shall be on the AAA approved list of arbitrators in Pittsburgh, Pennsylvania.

            (e) Within twenty (20) days following delivery of the Arbitration Notice to the Respondent, the Respondent may file an answering statement (the "Answering Statement"), in duplicate, with the AAA. In the event the Respondent elects to file an Answering Statement with the AAA, the Respondent shall, at the same time, deliver a copy of the Answering Statement to the Claimant. If a counterclaim is asserted, the Answering Statement shall contain a statement setting forth the nature of the counterclaim, the amount involved, if any, and the remedy sought, and the appropriate fee as provided in the Administrative Fee Schedule of the AAA shall be delivered to the AAA when the Answering Statement is filed. If no Answering Statement is filed within the twenty (20) day period following receipt of the Arbitration Notice by the Respondent, it shall be deemed as a denial by Respondent of the Claim and further shall be deemed a complete waiver of any counterclaim. Failure to file an Answering Statement shall not operate to delay the arbitration.

            (f) Within thirty (30) days following delivery of the Arbitration Notice to the Respondent, the Respondent shall choose one (1) arbitrator who shall be on the AAA approved list of arbitrators in Pittsburgh, Pennsylvania. If the Respondent shall fail to choose an arbitrator within such thirty (30) day period, then the AAA shall, within thirty

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

         (30) days following receipt of notice of such fact by the Claimant, select one (1) arbitrator on behalf of Respondent from its National Panel of Commercial Arbitrators to serve on the Arbitration Panel and further shall choose the third arbitrator to serve on the Arbitration Panel from its National Panel of Commercial Arbitrators who are on the approved list of arbitrators in Pittsburgh, Pennsylvania. If the Respondent names an arbitrator in compliance with this Subsection (f) within such thirty (30) day period, then the AAA shall, within thirty
         (30) days following receipt of notice of such appointment from either Claimant or Respondent, select one arbitrator from its National Panel of Commercial Arbitrators to serve as the third arbitrator on the Arbitration Panel.

            (g) The Arbitration Panel, when duly appointed, shall investigate the facts and shall hold a hearing within sixty (60) days following such appointment, and, at such hearing, shall permit the parties to this Agreement to present evidence and arguments. In connection therewith, the parties agree that each may conduct discovery to the extent and in the manner allowed by the Federal Rules of Civil Procedure within the confines of the expedited procedures provided for herein and further that any discovery conducted during the emergency or temporary equitable relief or injunctive proceedings permitted hereby may be utilized by the parties in the arbitration proceeding. The arbitrators selected shall, as a condition of appointment, agree to hear the case within sixty (60) days of appointment and on consecutive days until concluded. The award shall be rendered by the Arbitration Panel not later than sixty (60) days from the date of the closing of the hearing.

            (h) Except otherwise provided herein, the fees and expenses of the AAA and the Arbitration Panel shall be borne equally by the parties in accordance with the applicable provisions of the Commercial Arbitration Rules of the AAA. Each party shall bear its own attorneys fees and expenses and the fees and expenses of other experts or professionals utilized by such party in connection with the arbitration provided for herein.

            (i) Each of the parties hereto hereby irrevocably consents and submits to the exclusive personal jurisdiction of United States District Court for the Western District of Pennsylvania and the courts of the Commonwealth of Pennsylvania situate in Allegheny County over any suit, action or proceeding to compel arbitration in accordance with the provisions of this Section 7.8, and irrevocably agrees that all claims with respect thereto may be heard and determined in either such court. Service of process in any such suit, action or proceeding may be made in the manner hereinabove set forth for the giving of notices and the same shall constitute valid personal service for all purposes, each party hereby waiving personal service by other means.

         7.9 FURTHER ASSURANCES

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         7.10 WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         7.11 ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated March 6, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

            7.12 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer, except Buyer's obligation to deliver the Ansoft Shares, to execute the Registration Rights Agreement, and to perform the indemnification obligations set forth herein. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         7.13 SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         7.14 SECTION HEADINGS, CONSTRUCTION

         The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article" or "Articles" and "Section" or "Sections" refer to the corresponding Article or Articles and Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         7.15 TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         7.16 GOVERNING LAW

         This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles.

         7.17 COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

         Buyer:                                 Sellers:

         ANSOFT CORPORATION

         By: /s/ NICHOLAS CSENDES
            -------------------------
         President

                                                /s/ DR. ULRICH L. ROHDE
                                                --------------------------
                                                DR. ULRICH L. ROHDE

                                                /s/ DR. META ROHDE
                                                --------------------------
                                                DR. META ROHDE